Exhibit 99.1

Diversey, Inc. 8310 16th Street P.O. Box 902 Sturtevant, WI 53177 USA www.diversey.com

News Release

Release Date:	March 1, 2010
Contact:	Mark Goldman Director, Global Communications +1 (262) 631-2906 tel news@diversey.com

JohnsonDiversey, Inc. Announces Name Change to Diversey, Inc.

and Adopts New Brand Identity

Corporation’s Holding Company – JohnsonDiversey Holdings, Inc. – Also Changes Name

STURTEVANT, Wis. – March 1, 2010 – JohnsonDiversey, Inc. and JohnsonDiversey Holdings, Inc. today announced that the Board of Directors of both entities has approved a change of their corporate names. JohnsonDiversey, Inc. is changing its name to Diversey, Inc. and JohnsonDiversey Holdings, Inc. is changing its name to Diversey Holdings, Inc., both effective immediately. The corporation’s operating companies are also changing their legal names to reference Diversey. Concurrent with the name change, Diversey, Inc. is adopting a new corporate identity, branding and tagline, “for a cleaner, healthier future.”

“Today represents an important milestone in the history of our company,” said S. Curtis Johnson, Diversey’s Chairman. “Our new identity and tagline captures our people’s passion for helping to make our world cleaner, healthier and safer for future generations.”

Added Diversey President and CEO Ed Lonergan: “Simplifying our name to Diversey and adopting a meaningful, unified global brand image derives from our commitment to provide our customers and their employees with superior and sustainable cleaning, sanitizing and hygiene solutions. Our new brand strengthens our ability to communicate the benefits of our high quality products and services.”

The corporation’s new name and brand are captured in a new logo that includes the Diversey name and a stylized water lily— a reflection of the company’s heritage of environmental leadership. The bright, clean and contemporary qualities of the new mark connote the spirit of the brand. In selected applications, the logo appears with the new tagline “for a cleaner, healthier future,” further strengthening the message of the company’s purpose. The new logo and tagline are two elements of a broader rebranding of the organization that will touch every piece of communication worldwide.

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Diversey’s new identity, branding and tagline will be introduced in a phased approach over the next two years. Diversey will showcase its new brand at upcoming industry shows and customer events, including the largest trade show for the cleaning and sanitation industry, ISSA Interclean, to be held April 26th – 29th in Amsterdam. Diversey will also host a daylong summit on climate change for its customers and business partners just prior to Interclean, a further demonstration of its industry leadership in sustainability and environmental issues.

With annual sales of more than $3.0 billion in more than 175 countries, Diversey is a leading global provider of commercial cleaning, sanitation and hygiene solutions. The company serves commercial customers in the building management, lodging, food service, retail, health care, and food and beverage sectors.

The Diversey name extends back to 1923, with the formation of Diversey Corporation in Chicago. It eventually became known as DiverseyLever, and, in 2002, Johnson Wax Professional acquired the company from Unilever NV. The combined company was known as JohnsonDiversey, Inc. until today’s name change.

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About Diversey

Diversey, Inc. is committed to a cleaner, healthier future. Its products, systems and expertise make food, drink and facilities safer and more hygienic for consumers and for building occupants. With sales into more than 175 countries, Diversey is a leading global provider of commercial cleaning, sanitation and hygiene solutions. The company serves customers in the building management, lodging, food service, retail, health care, and food and beverage sectors. Diversey is headquartered in Sturtevant, Wisconsin, USA. Diversey, Inc. is formerly JohnsonDiversey, Inc. To learn more, visit www.diversey.com.

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